GREENHOUSE HOLDINGS, INC., AND SUBSIDIARIES

FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets	2-3

Consolidated Statements of Operations and Comprehensive Income	4

Consolidated Statement of Shareholders' (Deficit) and Equity	5-6

Consolidated Statement of Cashflows	7-8

Notes to Consolidated Financial Statements	9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
GreenHouse Holdings, Inc. and Subsidiaries
San Diego, California

We have audited the consolidated balance sheets of GreenHouse Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GreenHouse Holdings, Inc. and Subsidiaries at December 31, 2011 and 2010, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $15,602,467 at December 31, 2011, a total comprehensive loss and net cash used in operations of $8,841,061 and $3,119,673, respectively, for the year ended December 31, 2011. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PKF
San Diego, California                                                                                                PKF
May 1, 2012                                                                                     Certified Public Accountants
A Professional Corporation

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010

	2011	2010

ASSETS

Current assets:
Cash	$6,959	$63,373
Accounts receivable, net	640,638	1,931,408
Costs and estimated earnings in excess of billings
on uncompleted contracts	111,960	99,065
Prepaid expenses and other current assets	57,337	151,973

Total current assets	816,894	2,245,819

Property and equipment, net	428,243	487,513

Non-current assets:
Goodwill	996,535	2,244,367
Intangible assets, net	499,684	1,957,395
Security deposits	9,127	9,327
Distribution rights, net	-	686,667

Total assets	$2,750,483	$7,631,088

See accompanying notes to consolidated financial statements.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010

	2011	2010

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$1,347,571	$1,754,165
Accrued expenses	122,340	297,799
Billings in excess of costs and estimated earnings
on uncompleted contracts	361,216	1,267,726
Advances from shareholders	56,770	50,000
Advances from officers	-	57,489
Current portion of notes payable	68,125	197,250
Current portion of notes payable, related parties, net of discounts	2,606,943	366,330
Total current liabilities	4,562,965	3,990,759

Notes payable, net of current portion	140,074	171,251
Notes payable, net of current portion, related parties	377,440	348,670
Deferred income taxes	-	800,000
Total liabilities	5,080,479	5,310,680

Commitments and contingencies - Note 10

Shareholders' (deficit) equity:
Preferred stock, $.001 par value, 10,000,000 shares
authorized, none outstanding	-	-
Common stock, $.001 par value, 300,000,000 shares authorized,
38,564,669 and 25,738,831 shares issued and outstanding at December 31, 2011 and 2010, respectively
	38,565	25,739
Additional paid in capital	13,225,536	9,047,705
Accumulated deficit	(15,602,467)	(6,753,036)
Accumulated other comprehensive income	8,370	-
Total shareholders' (deficit) equity	(2,329,996)	2,320,408

Total liabilities and shareholders' (deficit) equity	$2,750,483	$7,631,088

See accompanying notes to consolidated financial statements.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2011 and 2010
	2011	2010

Revenues	$3,437,151	$6,731,986

Cost of goods sold	2,255,465	4,165,958

Gross profit	1,181,686	2,566,028

Operating expenses:
Compensation	2,452,322	2,913,455
Selling, general and administrative	3,749,806	3,702,612

Total operating expenses	6,202,128	6,616,067

Loss from operations	(5,020,442)	(4,050,039)

Other income (expense):
Interest	(1,194,339)	(344,835)
Change in acquisition liability	212,415	-
Gain on conversion of debt and accounts payable	657,334	-
Impairment of intangible assets	(2,275,850)	-
Impairment of goodwill	(1,444,367)	-
Loss on disposal of assets	(132,182)	-
Other expense	-	(250,000)

Loss before income taxes	(9,197,431)	(4,644,874)

(Benefit) Provision for income taxes	(348,000)	800

Net loss	(8,849,431)	(4,645,674)

Net loss attributable to noncontrolling interest	-	708

Net loss attributable to GreenHouse Holdings, Inc.	(8,849,431)	(4,644,966)

Other comprehensive income:

Foreign currency translation gain	8,370	-

Total comprehensive loss	$(8,841,061)	$(4,644,966)

Net loss per share - basic and diluted	$(0.32)	$(0.20)

Weighted average number of shares outstanding -
Basic and Diluted	27,893,171	23,529,837

See accompanying notes to consolidated financial statements.

GREENHOUSE HOLDINGS INC., AND SUSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' (DEFICIT) EQUITY
For the Years Ended December 31, 2011 and 2010
						Accumulated
	Common stock					other	Total
			Additional	Accumulated	Noncontrolling	comprehensive	shareholders'
	Shares	Amount	paid in capital	deficit	interest	income	(deficit) equity

Balance, December 31, 2009	800,000	$12,560	$-	$(2,108,070)	$-	$-	$(2,095,510)

Retirement of shares in share exchange on January 7, 2010	(800,000)	(12,560)	-	-	-	-	(12,560)

Issuance of shares in share exchange on January 7, 2010	19,800,000	19,800	(7,240)	-	-	-	12,560

Issuance of shares for reverse merger on January 7, 2010	1,200,000	1,200	(1,200)	-	-	-	-

Compensation expense of stock options issued to employees, consultants and vendors	-	-	228,032	-	-	-	228,032

Stock and warrants issued for converted debt	785,125	785	972,748	-	-	-	973,533

Warrants issued in conjunction with debentures	-	-	147,443	-		-	147,443

Value of beneficial conversion feature of convertible debt	-	-	204,153	-	-	-	204,153

Stock and warrants issued for stock subscriptions	2,654,456	2,654	3,978,956	-	-	-	3,981,610

Stock issuance costs	-	-	(449,400)	-	-	-	(449,400)

Stock issued for Distribution Rights	50,000	50	199,950	-	-	-	200,000

Stock issued for Investor Relations Services	130,500	131	228,944	-	-	-	229,075

Issuance of shares for acquisition of Life Protection, Inc.	1,118,750	1,119	3,545,319	-	-	-	3,546,438

Noncontrolling interest acquired in Life Protection, Inc. acquisition	-	-	-	-	4,262	-	4,262

Distributions to noncontrolling interest	-	-	-	-	(3,554)	-	(3,554)

Net loss for year ended December 31, 2010	-	-	-	(4,644,966)	(708)	-	(4,645,674)

Balance, December 31, 2010	25,738,831	$25,739	$9,047,705	$(6,753,036)	$-	$-	$2,320,408
							Continued
See accompanying notes to consolidated financial statements.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' (DEFICIT) EQUITY (CONTINUED)
For the Years Ended December 31, 2011 and 2010
						Accumulated
	Common stock					other	Total
			Additional	Accumulated	Noncontrolling	comprehensive	shareholders'
	Shares	Amount	paid in capital	deficit	interest	income	(deficit) equity

Balance, December 31, 2010	25,738,831	$25,739	$9,047,705	$(6,753,036)	$-	$-	$2,320,408

Stock issued for the acquistion of Control Engineering	800,856	801	996,077	-	-	-	996,878

Benefical conversion feature of notes payable, related parties	-	-	354,078	-		-	354,078

Deferred taxes in connection with beneficial conversion feature of notes payable, related parties	-	-	(123,000)	-	-	-	(123,000)

Stock issued in consideration for extension of debenture payment	74,627	75	49,925	-		-	50,000

Stock and warrants issued for stock subscriptions	368,004	368	551,632	-	-	-	552,000

Stock issuance costs	-	-	(51,500)	-	-	-	(51,500)

Stock issued for conversion of notes payable, related parties	2,207,361	2,207	143,326	-		-	145,533

Stock issued for conversion of notes payable	5,279,049	5,279	786,578	-		-	791,857

Stock issued for payment of accounts payable	1,506,441	1,506	239,185	-	-	-	240,691

Stock issued for services	2,589,500	2,590	365,090	-	-	-	367,680

Compensation expense of stock options issued to employees, consultants and vendors	-	-	289,992	-	-	-	289,992

Warrants issued in conjunction with debentures	-	-	576,448	-	-	-	576,448

Foreign currency translation adjustment	-	-	-	-	-	8,370	8,370

Net loss for the year ended December 31, 2011	-	-	-	(8,849,431)	-	-	(8,849,431)

Balance, December 31, 2011	38,564,669	$38,565	$13,225,536	$(15,602,467)	$-	$8,370	$(2,329,996)

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011 and 2010
	2011	2010
Cash flows from operating activities:
Net loss	$(8,849,431)	$(4,644,966)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Noncontrolling interest	-	(708)
Depreciation and amortization	494,573	175,611
Loss on disposal of assets	132,182	-
Common stock and options issued for services	657,672	396,357
Stock issued in consideration for extension of debenture payment	50,000	-
Beneficial conversion expense on convertible notes payable	-	204,153
Gain on conversion of notes payable	(324,819)	-
Gain on conversion of accounts payable	(332,515)	-
Accretion of warrant discount to debentures payable	698,407	25,484
Accretion of deferred interest on debentures payable	181,802	12,452
Accretion of discount for beneficial conversion feature
on convertible promissory note, related parties	57,357	-
Interest accrued on notes payable, related parties	137,778	-
Interest accrued on advances from shareholders	2,750	-
Change in acquistion liability	(212,415)	-
Impairment of intangible asstes	2,275,850	-
Impairment of goodwill	1,444,367	-
Deferred income taxes	(348,000)	-
Change in allowance for doubtful accounts	65,875	-
Changes in operating assets and liabilities:
Accounts receivable	1,344,748	(1,043,905)
Costs and estimated earnings in excess of billings
on uncompleted contracts	(12,895)	(99,065)
Prepaid expenses and other assets	27,815	(76,990)
Accounts payable	242,054	1,165,207
Accrued expenses	111,039	107,935
Billings in excess of costs and estimated earnings
on uncompleted contracts	(906,510)	268,635

Net cash flows used in operating activities	(3,062,316)	(3,509,800)

Cash flows from investing activities:
Purchase of other intangibles	-	(3,600)
Net cash received from acquisition	42,030	42,333
Purchase of property and equipment	(10,055)	(89,089)

Net cash flows provided by (used in) investing activities	31,975	(50,356)

Cash flows from financing activities:
Deferred issuance costs	-	(296,660)
Distributions to noncontrolling interest	-	(3,554)
Advances from shareholder	16,520	50,000
Advances from officers	390,870	162,612
Repayments to shareholder	(12,500)	-
Repayments to officers	(371,391)	(168,329)
Payments on notes payable	(117,148)	(169,914)
Payments on notes payable, related parties	(111,817)	(630,364)
Proceeds from notes payable	-	4,431
Proceeds from issuance of debentures	700,000	300,000
Proceeds from notes payable, related parties	1,934,845	389,828
Stock issuance costs	(51,500)	-
Proceeds from share issuances	552,000	3,981,610

Net cash flows provided by financing activities	2,929,879	3,619,660

Effect of exchange rate fluctuations on cash	44,048	-

Net increase (decrease) in cash	(56,414)	59,504

Cash at beginning of period	63,373	3,869

Cash at end of period	$6,959	$63,373

See accompanying notes to consolidated financial statements.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
For the Years Ended December 31, 2011 and 2010

	2011	2010
Supplemental disclosure of cash flow information:

Cash paid during the period for:
Interest	$115,899	$102,316

Income taxes	$-	$800

Non-cash investing and financing activities:

Issuance of 1,506,441 shares of common stock for payment of accounts payable	$240,691	$-

Issuance of convertible note payable, related party in conversion of Founders' notes, loans,
advances and other indebtedness originally issued to the Founders	$1,067,122	$-

Issuance of convertible note payable, related party in conversion of debentures payable	$594,254	$-

Issuance of 5,279,049 shares od common stock in conversion of debentures payable	$791,857	$-

Issuance of 2,207,361 shares of common stock in conversion of notes payable, related parties	$662,209	$-

Discount for benefical conversion feature on convertible promissory note, related parties	$354,078	$-

Issuance of 653,856 shares of common stock for acquistion of Control Engineering, Inc.	$987,323	$-

Contingent acquistion liabilty from acquisition of Control Engineering, Inc.	$221,970	$-

Issuance of 147,000 shares of common stock for payment of acquisition liability
for acquistion of Control Engineering, Inc.	$9,555	$-

Issuance of 321,839 warrants as discount to debentures payable in conjunction with
issuance of debentures	$551,748	$-

Reduction in deferred tax liability due to impairment of intangible assets	$800,000	$-

Issuance of 785,125 shares of common stock in conversion of notes payable	$-	$973,533

Deferred issuance costs adjusted to additional paid in capital in conjunction with share share issuances	$-	$449,400

Issuance of 19,800,000 shares of common stock in exchange for retirement of 800,000 shares of
common stock in Green House Holdings	$-	$12,560

Issuance of 1,200,000 shares of common stock for reverse merger	$-	$1,200

Issuance of 50,000 shares of common stock in exchange for assignment of distribution rights	$-	$200,000

Issuance of 45,000 shares of common stock for prepaid services	$-	$60,750

Issuance of 1,118,750 shares of common stock for acquisition of Life Protection, Inc.	$-	$3,504,105

Deferred income tax liability and goodwill associated with the acquisition of
Life Protection, Inc.	$-	$800,000

Purchase of land from issuance of notes payable	$-	$286,544

Issuance of 137,931 warrants as discount to debentures payable in conjunction
with issuance of debentures	$-	$147,443

See accompanying notes to consolidated financial statements.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 1 -- Organization and going concern

Organization

R Squared Contracting, Inc. (“R Squared”) was incorporated in the State of California on January 2, 2007. Green House Holdings, Inc. (“GHH”) was organized under the laws of the State of Nevada on September 18, 2009. On September 20, 2009, a securities exchange agreement was entered into by and among GHH and R Squared and all of the equity holders of R Squared (“R Squared Shareholders”). Under this agreement, GHH acquired all of the issued and outstanding shares of R Squared from the R Squared Shareholders in exchange for an aggregate of 800,000 shares of GHH common stock. R Squared became a wholly owned subsidiary of GHH and the 800,000 shares represent 100% of the total outstanding shares of GHH.

On January 7, 2010, GreenHouse Holdings, Inc., f/k/a Custom Q, Inc. (“GreenHouse” or the "Company") approved an amendment to its Articles of Incorporation (the “Amendment”) to change its name to GreenHouse Holdings, Inc. and to effect a forward-split such that 5 shares of common stock were issued for every 1 share of common stock issued and outstanding immediately prior to filing of the Amendment (the “Forward Split”). On January 7, 2010, GreenHouse entered into an Agreement and Plan of Share Exchange (the “Exchange Agreement”) with Green House Holdings, Inc., a Nevada corporation, and the stockholders of GHH whereby GreenHouse acquired all of the issued and outstanding common stock of GHH in exchange (the “Exchange”) for 19,800,000 newly issued shares of common stock and options to purchase 784,000 shares of common stock (after giving effect to the Forward Split) of GreenHouse. As a result, GreenHouse completed a reverse merger in which GHH merged with the Company and GHH became a wholly-owned subsidiary of the Company (the “Merger”).

On June 2, 2010, the Company incorporated a 99.8% owned subsidiary in Mexico, Green House Soluciones S.A. de C.V. ("GH Soluciones").

On September 8, 2010, the Company and its wholly-owned subsidiary, Green House Holdings, Inc., entered into an Agreement and Plan of Share Exchange (the “LPI Agreement”) with Life Protection, Inc., a North Carolina corporation (“Life Protection”) and shareholders of Life Protection (the “Life Protection Holders”). Life Protection is headquartered in Grifton, North Carolina and provides innovative training, support, design and construction of facilities and services to meet the needs of the U.S. government, military, and law enforcement agencies.

On May 23, 2011, the Company entered into an Agreement and Plan of Share Exchange (the “CEI Agreement”) with Control Engineering, Inc., a Delaware corporation (“Control Engineering”), and shareholders of Control Engineering (the “Control Engineering Holders”). Control Engineering is headquartered in Costa Mesa, California and is a provider of automation and control solutions including engineering, installation and integration services to a wide range of industries.

On March 5, 2012, the Company consummated its Agreement and Plan of Merger (“Merger Agreement”) with Premier Alliance Group, Inc. (“PAG”).   On December 2, 2011, the Company had entered into an Agreement and Plan of Merger with PAG. Accordingly, on March 5, 2012, the Company became a wholly-owned subsidiary of PAG.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 1 -- Organization and going concern (continued)

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $15,602,467 at December 31, 2011, a total comprehensive loss and net cash used in operations of $8,841,061 and $3,062,316, respectively, for the year ended December 31, 2011. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate revenues, its ability to continue to raise investment capital, and implement its business plan.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. On March 5, 2012, the Company consummated its Merger Agreement with PAG and became a wholly-owned subsidiary of PAG.

Note 2 -- Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Significant estimates included in these financial statements are: (a) revenue recognition on uncompleted contracts and billings in excess of costs and estimated earnings, (b) the excess of the purchase price paid for Control Engineering over the fair value of the assets and liabilities acquired classified as goodwill and (c) amortization of intangible assets. The revenue recognition estimates are based on the ratio that actual costs incurred to date bear to estimated costs at completion. It is at least reasonably possible that a change in these estimates will occur in the near term.

Principles of Consolidation

The consolidated financial statements include the accounts of GHH and its wholly-owned subsidiaries, R Squared, Life Protection, GH Soluciones, and Control Engineering. All material intercompany balances and transactions have been eliminated in consolidation.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 2 -- Summary of significant accounting policies (continued)

Accounts receivable

R Squared grants unsecured credit to individuals primarily located in Southern California. Life Protection grants unsecured credit to commercial and military customers primarily located in the United States. Control Engineering grants unsecured credit to commercial and public utility customers primarily located in the United States. Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses, if any. At December 31, 2011 and 2010, the allowance for doubtful accounts is $65,875 and $0, respectively.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

Property and equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from 3 years to 5 years. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.

Goodwill and other intangible assets

Goodwill represents the excess of acquisition consideration paid over the fair value of identifiable net tangible and identifiable intangible assets acquired. Goodwill and other indefinite-lived intangible assets are not amortized, but are reviewed for impairment at least annually, in the third quarter, or earlier upon the occurrence of certain triggering events.

Goodwill is allocated among and evaluated for impairment at the reporting unit level. Management evaluates goodwill for impairment using a two-step process provided by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles — Goodwill and Other. The first step is to compare the fair value of each of our reporting units to their respective book values, including goodwill. If the fair value of a reporting unit exceeds its book value, reporting unit goodwill is not considered impaired and the second step of the impairment test is not required. If the book value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value of that goodwill. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 2 -- Summary of significant accounting policies (continued)

Goodwill and other intangible assets (continued)

The Company determined that there were impairments of goodwill of $1,444,367 and other intangible assets of $1,629,183 related to the acquisition of Life Protection as of December 31, 2011 and no impairments as of December 31, 2010.  Intangible assets with determinable useful lives are amortized using the straight-line method over the expected life of the assets.  See Note 5, “Goodwill and Intangible assets, net,” for further information.

Impairment of long-lived assets

In accordance with ASC 360, Property, Plant, and Equipment, the Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were impairments of certain distribution rights of $646,667 as of December 31, 2011 and no impairments of long-lived assets as of December 31, 2010.See Note 6, “Distribution rights,” for further information.

Revenue recognition

In accordance with ASC 605, Revenue Recognition, contract revenues are recognized using the percentage of completion method in the ratio that costs incurred bear to total estimated costs at completion. Adjustments to contract cost estimates are made in the periods in which the facts which require such revisions become known. Unapproved change orders are not considered as part of the contract until it has been approved by the customer. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. If final total cost is anticipated to exceed the contract amount, the excess of cost over contract amount is immediately recognized as a loss on the contract.

Customer billings and costs and estimated earnings on uncompleted contracts

The Company classifies cumulative customer billings that exceed the sum of total contract costs incurred plus the gross profit earned to date as billings in excess of costs and estimated earnings on uncompleted contracts. Cumulative costs incurred plus estimated gross profit earned to date that exceeds customer billings are classified as costs and estimated earnings in excess of billings on uncompleted contracts. See Note 3, “Costs and estimated earnings on uncompleted contracts,” for further information.

Other expense

Immediately prior to the Merger that was completed on January 7, 2010, the Company consummated a Stock Purchase Agreement with Cindy Kostoff, GreenHouse’s then principal shareholder and officer and director, whereby the Company acquired 4,000,000 of GreenHouse’s 4,240,000 outstanding shares from Ms. Kostoff for the purchase price of $250,000. This expense has been classified as other expense for the year ended December 31, 2010.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 2 -- Summary of significant accounting policies (continued)

Foreign currency translation

On June 2, 2010, the Company incorporated a 99.8% owned subsidiary in Mexico, Green House Soluciones S.A. de C.V. ("GH Soluciones"). This subsidiary utilizes the local currency as its functional currency. Assets and liabilities in the consolidated balance sheets have been translated at the rate of exchange as of the balance sheet date. Revenues and expenses are translated at the average exchange rate for the period. The resulting translation adjustments are reported under accumulated other comprehensive income (loss).

Income taxes

The Company follows the ASC Topic 740, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period of enactment.

The Company adopted the application of uncertain tax positions of ASC 740 during 2009. The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2011 and  2010, the Company does not have a liability for unrecognized tax uncertainties.

The Company's policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2011 and December 31, 2010, the Company has no accrued interest or penalties related to uncertain tax positions..  The Company is subject to routine audits by taxing jurisdictions.  However, currently no audits for any tax periods are in progress.  Management believes that the Company is no longer subject to income tax examination for years prior to December 31, 2008.

Net loss per common share

Net loss per common share is computed pursuant to ASC 260, Earnings Per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. As of December 31, 2010, there were 973,359 warrants and 1,335,000 options outstanding to purchase shares of common stock. As of December 31, 2011, there were 1,745,229 warrants and 747,000 options outstanding to purchase shares of common stock. However, these potentially dilutive shares are considered to be anti-dilutive and are therefore not included in the calculation of net loss per share.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 2 -- Summary of significant accounting policies (continued)

Stock-based compensation

For employee stock options issued under the Company’s stock-based compensation plans, the fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model, and an estimated forfeiture rate is used when calculating stock-based compensation expense for the period. For employee restricted stock awards and units issued under the Company’s stock-based compensation plans, the fair value of each grant is calculated based on the Company’s stock price on the date of grant and an estimated forfeiture rate when calculating stock-based compensation expense for the period. The Company recognizes the compensation cost of stock-based awards upon vesting of the award.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”. Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options issued to non-employees are recorded in expense and additional paid-in capital in shareholders' equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options at the end of each period.

Any benefits of tax deductions in excess of recognized stock-based compensation will be reported as a financing activity rather than an operating activity in the statements of cash flows. This requirement will reduce net operating cash flows and increase net financing cash flows in certain periods.

As there is not sufficient public market history for its common stock, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies as well as the historical volatility of the Company’s common stock. The expected life of options has been determined utilizing the “simplified” method as prescribed by the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid and does not anticipate paying cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 2 -- Summary of significant accounting policies (continued)

Effect of recent accounting pronouncements

The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements is not anticipated to have a material effect on the operations of the Company.

In May 2011, FASB issued Accounting Standards Update No. 2011-04, or ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAPand IFRSs, which clarifies some existing concepts and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. ASU 2011-04 was effective for the Company beginning January 1, 2012, and the Company does not expect the adoption of ASU 2011-04 to have a material effect on its financial condition, profitability, and cash flows.

In June 2011, FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements, and eliminates that option to present components of other comprehensive income as part of the statement of equity. In December 2011, FASB issued ASU 2011-12, which deferred guidance on whether to require entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement where net income is presented and the statement where other comprehensive income is presented for both interim and annual financial statements. ASU 2011-12 reinstated the requirements for the presentation of reclassifications that were in place prior to the issuance of ASU 2011-05 and did not change the effective date for ASU 2011-05. ASU 2011-05 and ASU 2011-12 were effective for the Company beginning January 1, 2012, and the Company does not expect the adoption of ASU 2011-05 and ASU 2011-12 to have a material effect on its financial condition.

Note 3 -- Costs and estimated earnings on uncompleted contracts

Costs and estimated earnings on uncompleted contracts as of December 31, 2011 and 2010 consisted of the following:

	December 31,
	2011	2010

Costs incurred on uncompleted contracts	$258,839	$1,164,719
Estimated earnings	192,208	341,611

	451,047	1,506,330

Less: billings to date	700,303	2,674,991

	$(249,256)	$(1,168,661)

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 3 -- Costs and estimated earnings on uncompleted contracts (continued)

Included in the accompanying consolidated balance sheets at December 31, 2011 and 2010, costs and estimated earnings on uncompleted contracts consisted of the following:

	December 31,
	2011	2010

Costs and estimated earnings in excess of billings
on uncompleted contracts	$111,960	$99,065

Billings in excess of costs and estimated earnings
on uncompleted contracts	(361,216)	(1,267,726)

	$(249,256)	$(1,168,661)

As of December 31, 2011 and2010, the Energy Efficiency Solutions segment had a backlog of approximately $1,840,000 and $747,000, respectively. In the Sustainable Facilities Solutions segment, in August 2011, Life Protection signed a contract with SAAB Training USA (the “SAAB Contract”) for the design, development and construction of a blast observation booth at a United States military location.  As of December 31, 2011, the estimated contract value is approximately $171,000 and is expected to be completely performed in the second quarter of 2012.

Note 4 -- Property and equipment, net

Property and equipment at December 31, 2011 and 2010 consisted of:

	December 31,
	2011	2010

Land	$281,347	$318,036
Vehicles	98,466	112,776
Leasehold improvements	110,192	94,887
Furniture and equipment	57,717	53,876
	547,722	579,575
Less: accumulated depreciation and amortization	(123,718)	(122,456)
Project in progress	4,239	30,394

Property and equipment, net	$428,243	$487,513

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 was $67,045 and $54,073, respectively.

The carrying amount of the vehicles that serve as collateral on the vehicle loans is $26,606 and $55,685 at December 31, 2011 and 2010, respectively.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 4 -- Property and equipment, net (continued)

During the year ended December 31, 2011 and 2010, the Company realized a loss on the disposal of fixed assets of $132,182 and $0, respectively.

As of December 31, 2011 and 2010, the Company had assets with a net book value of $285,436 and $320,892, respectively, that were held outside of the United States.

Note 5 --Goodwill and intangible assets, net

Life Protection, Inc.

On September 8, 2010, the Company acquired 100% of the outstanding capital stock of Life Protection, Inc. (“Life Protection”). Life Protection had a 49% membership interest in LPI R.O.A.D.House, LLC but this entity was dissolved prior to December 31, 2010. Life Protection provides innovative training, support, design and construction of facilities and services to meet the needs of the U.S. government, military, and law enforcement agencies.

The Company acquired all of the capital stock of Life Protection in exchange for an aggregate of 1,118,750 newly issued shares of the Company’s common stock, par value $.001 per share. The purchase price was determined based on the total market value of the newly issued shares on September 8, 2010, totaling $3,546,348, which was based on the closing market price of the Company's common stock on the acquisition date.

The acquisition has been accounted for under the purchase method. Management’s estimate of the fair value of the identifiable, intangible assets acquired was $2,062,000. None of the goodwill recognized or amortization of intangible assets is expected to be deductible for income tax purposes. Accordingly, in conjunction with the valuation of intangible assets acquired, it was determined that a deferred income tax liability of $800,000 was recorded to reflect the book to tax differences of the acquisition. The excess of the purchase price paid over the fair value of the assets acquired and liabilities assumed amounted to $1,444,367 and was allocated to goodwill.

The following table summarizes the consideration given for Life Protection and the fair values of the assets acquired and liabilities assumed recognized a t the acquisition date, as well as the fair value at the acquisition date of the noncontrolling - interest in LPI-R.O.A.D.House, LLC.

Consideration Given:

1,118,750 shares of Green House Holdings common stock	$ 3,546,438

Fair value of identifiable assets acquired and liabilities assumed:

Cash	$ 42,333
Prepaid expenses	2,000
Identifiable intangible assets	2,062,000
Total identifiable net assets	2,106,333

Noncontrolling interest in LPI-R.O.A.D.House, LLC	(4,262)
Goodwill	1,444,367

$ 3,546,438

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 5 --Goodwill and intangible assets, net (continued)

Customer relationships, technologies, trade names and other were valued based on the discounted projected cash flows over their expected lives.  Licenses were valued using the cost approach, which estimates the cost to re-create the license.See below for additional discussion on intangible assets.

Control Engineering, Inc.

On May 23, 2011, the Company entered into an Agreement and Plan of Share Exchange (the “CEI Agreement”) with Control Engineering, Inc., a Delaware corporation (“Control Engineering”), and shareholders of Control Engineering (the “Control Engineering Holders”). Control Engineering is headquartered in Costa Mesa, California and is a provider of automation and control solutions including engineering, installation and integration services to a wide range of industries.

Pursuant to the CEI Agreement, the Company acquired, from the Control Engineering Holders, all of the capital stock of Control Engineering in exchange for a maximum aggregate of 800,856 shares of the Company’s newly issued shares of common stock, par value $.001 per share (the “Exchange Shares”). 147,000 of the Exchange Shares shall be deposited in escrow (the “Earn-out Shares”) until certain provisions are met.

The purchase price was determined by the total market value of the newly issued shares on May 23, 2011, totaling $1,209,293, which was based on the closing market price of the Company's common stock on the acquisition date. The Earn-out Shares have been classified as a liability until the performance targets are met (the “Acquisition Liability”). The Acquisition Liability is revalued at the fair market value of the Company’s common stock at each reporting date until the uncertainty has been resolved, and for the year ended December 31, 2011, resulted in a gain of $212,415 upon issuance that has been included in other income in the accompanying consolidated statement of operations.

The acquisition has been accounted for under the purchase method. Management’s estimate of the fair value of the identifiable, intangible assets acquired was $559,000. None of the goodwill recognized or amortization of intangible assets is expected to be deductible for income tax purposes. Accordingly, in conjunction with the valuation of intangible assets acquired, it was determined that a deferred income tax liability of $225,000 was recorded to reflect the book to tax differences of the acquisition. The excess of the purchase price paid over the fair value of the assets acquired and liabilities assumed amounted to $771,535 and was allocated to goodwill.  Revenues and earnings of $1,305,173 and $6,809, respectively, of Control Engineering for the period of May 23, 2011 through December 31, 2011 are included in the accompanying consolidated statement of operations.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 5 --Goodwill and intangible assets, net (continued)

Consideration Given:

653,856 shares of GreenHouse Holdings common stock	$ 987,323
147,000 contingent shares of Green House Holdings common stock	221,970

Total consideration	$ 1,209,293

Fair value of identifiable assets acquired and liabilities assumed:

Cash	$ 42,030
Accounts receivable	119,853
Prepaid expenses	2,325
Property and equipment, net	96,234
Accounts payable	(93,757)
Accrued expenses	(541)
Notes payable	(147,339)
Notes payable, related parties	(140,047)
Identifiable intangible assets	559,000
Total identifiable net assets	437,758

Goodwill	771,535

$ 1,209,293

Customer relationships, trade names and other intangibles were valued based on the discounted projected cash flows over their expected lives.

Intangible assets, net, consist of the following at December 31, 2011 and 2010:

	Average life	December 31,
	(in years)	2011	2010

Non-amortizable:
Trademarks	Indefinite	$3,600	$3,600

Amortizable:
Customer relationships	5 - 7	178,000	1,033,000
Technologies	8	-	359,000
Licenses	5	-	315,000
Trade names	7 - 8	363,000	236,000
Other	1 - 2	18,000	119,000
		562,600	2,065,600
Accumulated amortization		(62,916)	(108,205)

Total other intangibles, net		$499,684	$1,957,395

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 5 --Goodwill and intangible assets, net (continued)

Amortization of intangible assets was $387,528 and $108,205 for the years ended December 31, 2011 and 2010, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

The Company determined that the goodwill and net intangibles related to the acquisition of Life Protection as of December 31, 2011 were fully impaired. The Company determined that the fair value of the goodwill and net intangibles related to Life Protection was zero using discounted cash flows. Accordingly, goodwill impairment charges of $1,444,367 and other intangible asset impairment charges of $1,629,183 have been included in the accompanying consolidated statements of operations for the year ended December 31, 2011.

Expected remaining amortization of intangible assets for each of the next five years is as follows:

2012	$ 95,012
2013	$ 88,428
2014	$ 87,456
2015	$ 87,456
2016	$ 65,701

Note 6 -- Distribution rights

Pursuant to an agreement dated January 14, 2009 between the Company and E-Fuel Corporation (“E-Fuel”), (the “Distribution Agreement”), the Company acquired exclusive rights to distribute E-Fuel equipment, parts and accessories used in the production of ethanol for certain counties in the state of California. The term of the Distribution Agreement is for three years and may be extended for an additional one year term by the mutual written consent of the Company and E-Fuel. Under the terms of the Agreement, the Company is required to order minimum quantities. The Company paid E-Fuel a $500,000 distribution fee to acquire the limited exclusive distribution rights. The distribution fee will be amortized using the straight-line method over the initial three year term of the Distribution Agreement; beginning when the Company completes its beta testing of the E-Fuel equipment.

As of December 31, 2011, the Company has determined that E-Fuel does not have the capabilities to provide adequate equipment, parts and accessories in order for the Company to perform the necessary beta testing.  As such, the Company has determined that the value of the distribution rights of $500,000 is fully impaired and has charged the impairment to the accompanying consolidated statements of operations for the year ended December 31, 2011.

On August 10, 2010, the Company acquired the exclusive distribution rights to distribute Polyethylene Ballistic Material to the Department of Defense from G3 Shielding Technology, Inc (“G3”). The term of the Distribution Agreement is for two years and may be extended for additional one year periods. The Company has estimated the useful life of the agreement to be five years. The Company issued 50,000 shares of its restricted common stock to acquire the exclusive distribution rights. The distributions rights were recorded at the market value of the Company’s common stock on August 10, 2010 of $4.00 per share or $200,000. The distribution fee is being amortized over the five year estimated useful life. $40,000 and $13,333 was amortized in the years ended December 31, 2011 and 2010, respectively, and is included in selling, general and administrative expense in the accompanying consolidated statements of operations.

As of December 31, 2011, the Company has decided not to continue its relationship with G3.  As such, the Company has determined that the remaining value of the distribution rights of $146,667 is fully impaired and has charged the impairment to the accompanying consolidated statements of operations for the year ended December 31, 2011.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 7 -- Advances from shareholders and officers

During the year ended December 31, 2010, the Company received an unsecured advance of $50,000 from an unaffiliated shareholder. The amount owing on the advance was $40,250 and $50,000 as of December 31, 2011 and 2010, respectively.

During the years ended December 31, 2011 and 2010, the Company received unsecured advances of $41,283 and $58,979, respectively, from Justin Farry, its then Chief Financial Officer.  The Company made payments on the advances of $63,192 during the year ended December 31, 2011.  The amount owing on the advances was $0 and $21,909 as of December 31, 2011 and 2010, respectively.

During the years ended December 31, 2011 and 2010, the Company received unsecured advances of $299,586 and $103,633 from Chris Ursitti, its Chief Innovation Officer. The Company made payments on the advances of $227,910 and $76,968 was purchased by an investor in connection with the Merger Agreement with Premier Alliance Group, Inc. during the year ended December 31, 2011.  See Note 8, “Notes payable” for more information. The amount owing on the advances was $0 and $5,292 as of December 31, 2011 and December 31, 2010, respectively.

During the year ended December 31, 2011, the Company received unsecured advances of $16,520 from an affiliated shareholder. The amount owing on the advances was $16,520 as of December 31, 2011.

During the year ended December 31, 2009, the Company received unsecured advances of $37,588 from Russ Earnshaw, its President.  The Company made payments on the advances of $30,288 and $7,300 during the years ended December 31, 2011 and 2010, respectively.  The amount owing on the advance was $0 and $30,288 as of December 31, 2011 and December 31, 2010, respectively.

Note 8 -- Notes payable

Notes payable at December 31, 2011 and 2010 consisted of:

	December 31,
	2011	2010

Vehicle and equipment loans	$45,973	$45,500
Debentures payable, net of discount	-	190,493
Promissory notes	162,226	132,508
Related party promissory notes, net of discounts	2,984,383	715,000

Total long-term debt	3,192,582	1,083,501

Less: current portion	2,675,068	563,580

Long-term portion	$517,514	$519,921

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 8 -- Notes payable (continued)

Minimum future obligations under the notes payable as of December 31, 2011 are as follows:

Twelve Months ending
December 31,

2012	$2,675,068
2013	510,090
2014	6,670
2015	754
2016	-
Thereafter	-
$3,192,582

Vehicle and equipment loans

In 2008, the Company purchased two vehicles that were financed through GMAC. Interest on the GMAC loans is 9.75% per annum and monthly payments approximate $950. Final payments for both loans are due in July 2013. In 2009, the Company purchased one vehicle that was financed through Ford Motor Credit. Interest on the Ford Motor Credit loan is 10.89% per annum and monthly payments approximate $570. Final payment on the loan is due in May 2014. The vehicle loans are secured by the vehicles.

In 2007, Control Engineering purchased a vehicle that was financed through Ironstone Bank. Interest on the Ironstone Bank loan is 7.99% and monthly payments approximate $346. Final payment on the loan is due in July 2012. The vehicle loan is secured by the vehicle.

In July 2009, Control Engineering purchased computer equipment that was financed through Dell Commercial Credit. Interest on the loan is 29.99% and monthly payments approximate $367. Final payment on the loan is due in May 2015.

In May 2011, Control Engineering purchased computer equipment that was financed through Dell Financial. Interest on the loan is 18% and monthly payments approximate $166. Final payment on the loan is due in May 2015.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 8 -- Notes payable (continued)

Debentures payable

On October 22, 2010, the Company authorized the issuance of debentures in an aggregate amount of $344,828 and warrants to purchase 137,931 shares of common stock at the price of $2.50 per share which expire in five years, in connection with a Securities Purchase Agreement with certain purchasers. The debentures carried an original issue discount of $44,828 that is accreted over the term of the debenture as interest expense. The warrants issued in connection with the debentures have been valued at $147,443 and have been recorded as a discount to the debentures. The warrant value is amortized as interest expense over the term of the debentures. On February 18, 2011, the debenture holders agreed to amend the repayment terms of the debentures, deferring the start of the ten equal, monthly repayments to August 1, 2011, and extending the maturity date to May 1, 2012. In consideration for the amendment, the Company issued to the debenture holders an additional debenture with a maturity date of May 1, 2012, with a principal amount equal to $44,828, payable in ten equal, monthly repayments beginning August 1, 2011.

On February 18, 2011, the Company authorized the issuance of debentures in an aggregate amount of $804,598 and warrants to purchase 321,839 shares of the Company’s common stock at the price of $2.50 per share which expire in five years, in connection with a Securities Purchase Agreement with certain purchasers. The debentures carried an original issue discount of $104,598 that is accreted over the term of the debenture as interest expense. The warrants issued in connection with the debentures have been valued at $551,748 and have been recorded as a discount to the debentures. See Note 9, “Shareholders’ (deficit) equity,” for details on the valuation.  The warrant value is amortized as interest expense over the term of the debentures. The debentures are repayable in ten equal, monthly repayments beginning on August 1, 2011, with a maturity date of May 1, 2012.

On November 1, 2011, the Company entered in a letter agreement with its holders (the “Holders”) of the debentures in the aggregate amount of $1,194,254 (the “Debentures”) whereby the Company and the Holders agreed to settle and pay the Debentures (the “Settlement”). The Company agreed to issue the Holders an aggregate of 2,000,000 shares of the Company’s common stock (the “Shares”), par value $0.001 per share (the “Common Stock”), 1,000,000 of which were deliverable upon execution of the agreement and the balance on December 1, 2011, in exchange for an aggregate amount of $600,000 of the Debentures (the “Exchange Debentures”). In addition, the Holders warrants to purchase an aggregate 459,770 shares of Common Stock at the exercise price of $2.50 per share were re-priced to $0.40 per share with additional anti-dilution provisions. See Note 9, “Shareholders’ (deficit) equity,” for details on the valuation.  If the daily Volume Weighted Average Price (“VWAP”s) of the Shares for each of the 20 trading days immediately following the issuance of the Shares divided by 20 is less than $0.30, then, within 3 trading days after the end of such 20 trading day period, the Company shall issue to the Holders an additional number of shares of Common Stock equal to the difference between (a) the original principal amount of the Exchange Debentures divided by the VWAP Average and (b) the Shares. In terms of the Settlement, the Holders agreed to sell and assign the remaining aggregate amount of $594,254 of the Debentures to Isaac Blech, a Director of Premier Alliance Group, Inc. (“Premier”). In exchange for Blech’s surrender of such assigned Debentures to the Registrant, the Registrant issued to Blech a demand convertible promissory note in the amount of $594,254, convertible into shares of Common Stock at the price of $0.30 per share, subject to adjustment as set forth therein.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 8 -- Notes payable (continued)

Debentures payable (continued)

As of December 31, 2011, the Company has issued the 2,000,000 shares of its common stock for the initial conversion of the debentures and an additional 3,279,049 shares of its common stock in satisfaction of the additional shares due the Holders as the daily VWAP for the 20 trading days immediately following the issuance of the Shares divided by 20 was less than $0.30.  Subsequent to December 31, 2011 the Company issued an additional 2,293,137 shares of its common stock in satisfaction of the additional shares due the Holders as the daily VWAP for the 20 trading days immediately following the issuance of the Shares divided by 20 was less than $0.30.

Promissory notes

On July 22, 2010, Green House Soluciones, S.A. de C.V., a subsidiary of the Company, purchased approximately 25 acres of land in Jalisco, Mexico, for a total price of approximately $318,000. The purchase was financed by a promissory note to the sellers. The note is non-interest bearing and is secured by the land.  A 10% deposit of approximately $31,000 was paid on July 22, 2010 and an additional payment of $62,000 was made on August 20, 2010. The balance of the purchase price is payable in 10 monthly payments of approximately $21,000 beginning on December 31, 2010 and ending on June 30, 2011. The Company has made payments of $93,434 during the year ended December 31, 2011 and is currently negotiating an extension of the past due repayments. The balance outstanding on the promissory note totaled $39,074 and $132,508 at December 31, 2011 and 2010, respectively.

On July 5, 2008, Control Engineering, a subsidiary of the Company, modified a promissory note it entered into with Ironstone Bank on April 5, 2007 in the original amount of $150,000 (the “Ironstone Note”). Interest accrues on the Ironstone Note at the rate of 6.25% per annum and is secured by a 2nd lien deed of trust on the office space occupied by Control Engineering. Under the Ironstone Note, Control Engineering shall make 59 monthly payments of $1,259 beginning August 5, 2008, and a final payment of the entire balance then due of approximately $113,000 on July 5, 2013. The balance on the Ironstone Note totaled $123,152 at December 31, 2011.

Related party promissory notes

On October 8, 2008, the Company issued an unsecured promissory note (the “Note”) to Pacific Consortium Investments (“Pacific”) in the amount of $300,000. Interest accrues on the note at the rate of 5% per annum. Under the term of the Note, the Company shall make 36 monthly payments beginning on June 15, 2010. Subsequent to execution of the Note, Pacific advanced the Company additional amounts totaling $200,000 which are treated as additional borrowings under the Note. The controlling party of Pacific is an unaffiliated shareholder of the Company. The last monthly payment made was on January 15, 2011 and the Company is currently negotiating an extension of the past due repayments.  Interest of $28,785 was accrued and included in the loan balance during the year ended December 31, 2011.  The amount owing under the Note was $505,884 and $490,000 as of December 31, 2011 and 2010, respectively.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 8 -- Notes payable (continued)

Related party promissory notes (continued)

During the year ended December 31, 2009, the Company issued an unsecured note payable in the amount of $300,000 and received an additional unsecured loan in the amount of $30,536 from one of its principal shareholders and former Chief Executive Officer. During the year ended December 31, 2010, the Company received an additional unsecured loan in the amount of $42,100 from its principal shareholder and former Chief Executive Officer. The note has a stated interest rate of 4%, with interest payments due monthly, and is due upon receipt of equity financing by the Company of at least $5 million. The unsecured loans were fully repaid during the year ended December 31, 2010. The Company made payments on the note of $60,216 during the year ended December 31, 2011.  On November 1, 2011, the balance of the note of $154,784 was purchased by Isaac Blech (see below).The amount owing under the note as of December 31, 2011 and 2010 was $0 and $215,000, respectively.

During the year ended December 31, 2009, the Company issued an unsecured note payable in the amount of $25,000 to an unaffiliated shareholder. This note was payable upon receipt of equity financing by the Company on or before January 4, 2010, and is non-interest bearing. The note holder received 15,000 shares of common stock upon receipt of equity financing by the Company. The amount owing under the note was $10,000 as of December 31, 2011 and 2010.

During the year ended December 31, 2011, the Company borrowed $176,745 from an unaffiliated shareholder and issued an unsecured note payable in the amount of $176,745 to the unaffiliated shareholder. Interest accrues on the note at the rate of 5% per annum and is payable on the maturity date of the note. The maturity date of the note is December 31, 2025. The amount owing under the note of $180,427, including accrued interest of $3,682, was converted to 601,424 shares of the Company’s common stock on November 28, 2011 at a price per share of $0.30.

During the year ended December 31, 2011, the Company issued an unsecured note payable in the amount of $250,000 to an unaffiliated shareholder. Interest accrues on the note at the rate of 5% per annum and is payable on the maturity date of the note. The maturity date of the note is December 31, 2025. The amount owing under the note, including accrued interest of $5,208, was $255,208 as of December 31, 2011.

During the year ended December 31, 2011, the Company issued an unsecured note payable in the amount of $237,800 to an unaffiliated shareholder. Interest accrues on the note at the rate of 5% per annum and is payable on the maturity date of the note. The maturity date of the note is December 31, 2025. On November 1, 2011, the balance of the note of $243,372, including accrued interest of $5,572, was purchased by Isaac Blech (see below).

During the year ended December 31, 2011, the Company issued an unsecured note payable in the amount of $132,256 to an unaffiliated shareholder. Interest accrues on the note at the rate of 5% per annum and is payable on the maturity date of the note. The maturity date of the note is December 31, 2025. On November 1, 2011, the balance of the note of $135,760, including accrued interest of $3,504, was purchased by Isaac Blech (see below).

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 8 -- Notes payable (continued)

Related party promissory notes (continued)

During the year ended December 31, 2011, the Company issued an unsecured note payable in the amount of $351,219 to an unaffiliated shareholder. Interest accrues on the note at the rate of 5% per annum and is payable on the maturity date of the note. The maturity date of the note is December 31, 2025. On November 28, 2011, the note balance of $358,536, including accrued interest of $7,317, was converted to 1,195,120 shares of the Company’s common stock at a price per share of $0.30.

During the year ended December 31, 2011, simultaneous with the closing of the CEI Agreement, the Company issued unsecured notes payable in the aggregate amount of $86,645 to the Control Engineering Holders and an unsecured note payable in the amount of $53,402 to a company controlled by one of the Control Engineering Holders to replace the outstanding loans owed to them by Control Engineering as of the closing date of the CEI Agreement. The notes are payable on May 19, 2012 and bear interest at the rate of 5% per annum. The notes are convertible at any time at the option of the holders into shares of the Company’s common stock at a conversion price equal to the closing bid price of the Company’s common stock on the date of delivery of a notice of conversion, subject to customary anti-dilution adjustments.  On November 28, 2011, the note balances of $123,245, including accrued interest of $3,198, were converted to 410,817 shares of the Company’s common stock at a price per share of $0.30.

On November 1, 2011, Isaac Blech purchased certain indebtedness of the Company in the aggregate amount of $1,067,122 from certain shareholders and lenders of the Company (the “Founders”) which were the holders and/or makers of promissory notes, loans, advances and other indebtedness of the Company originally issued to the Founders. Upon the sale and assignment of such indebtedness to Blech from the Founders, the Company issued to Blech a demand convertible promissory note in the amount of $1,067,122, convertible into shares of Common Stock at the price of $0.30 per share, subject to adjustment as set forth therein.  The balance of the note, including accrued interest of $8,893, is $1,076,015 at December 31, 2011.

On November 1, 2011, in consideration for a bridge loan in the amount of $500,000, the Company issued a Secured Convertible Promissory Note in favor of Premier Alliance Group, Inc. in the principal amount of $500,000 (the “Bridge Note”). The Bridge Note is convertible into shares of Common Stock at the rate of 70% of the volume weighted average price for the twenty (20) trading days prior to the date a notice of conversion is given to the Company. The note is secured by a general security interest in all of the Company’s assets.  The note is discounted by the value of its beneficial conversion feature of $214,286, of which, $41,599 has been accreted as interest expense for the year ended December 31, 2011.  The net balance of the note, including accrued interest of $6,575, is $333,888 at December 31, 2011.

On November 18, 2011, in consideration for a loan in the amount of $140,000, the Company issued a Secured Convertible Promissory Note in favor of Premier Alliance Group, Inc. in the principal amount of $140,000. The Note is convertible into shares of Common Stock at the rate of 70% of the volume weighted average price for the twenty (20) trading days prior to the date a notice of conversion is given to the Company. The Note is secured by a general security interest in all of the Company’s assets.  The note is discounted by the value of its beneficial conversion feature of $60,000, of which, $6,620 has been accreted as interest expense for the year ended December 31, 2011.  The net balance of the note, including accrued interest of $713, is $87,333 at December 31, 2011.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 8 -- Notes payable (continued)

Related party promissory notes (continued)

On November 18, 2011, in consideration for a loan in the amount of up to $300,000, the Company issued a Secured Convertible Promissory Note in favor of Premier Alliance Group, Inc. in the principal amount of $300,000.  As of December 31, 2011, $186,182 has been drawn against the note.  The Note is convertible into shares of Common Stock at the rate of 70% of the volume weighted average price for the twenty (20) trading days prior to the date a notice of conversion is given to the Company. The Note is secured by a general security interest in all of the Company’s assets.  The note is discounted by the value of its beneficial conversion feature of $79,792, of which, $9,138 has been accreted as interest expense for the year ended December 31, 2011.  The net balance of the note, including accrued interest of $1,347, is $116,875 at December 31, 2011.

Note 9 -- Shareholders’ (deficit) equity

Reverse Merger

On January 7, 2010, GreenHouse Holdings, Inc., f/k/a Custom Q, Inc. (“GreenHouse” or the “Company”) approved an amendment to its Articles of Incorporation (the “Amendment”) to change its name to GreenHouse Holdings, Inc. and to effect a forward-split such that 5 shares of common stock were issued for every 1 share of common stock issued and outstanding immediately prior to filing of the Amendment (the “Forward Split”). On January 7, 2010, GreenHouse entered into an Agreement and Plan of Share Exchange (the “Exchange Agreement”) with Green House Holdings, Inc., a Nevada corporation (“GHH”), and the stockholders of GHH whereby GreenHouse acquired all of the issued and outstanding common stock of GHH in exchange (the “Exchange”) for 19,800,000 newly issued shares of common stock and options to purchase 784,000 shares of common stock (after giving effect to the Forward Split) of GreenHouse. As a result, GreenHouse completed a reverse merger in which GHH merged with the Company and GHH became a wholly-owned subsidiary of the Company (the “Merger”).

Immediately prior thereto, GHH consummated a Stock Purchase Agreement with Cindy Kostoff, GreenHouse’s principal shareholder and officer and director, whereby GHH acquired 4,000,000 of GreenHouse’s 4,240,000 outstanding shares from Ms. Kostoff for the purchase price of $250,000. These remaining 240,000 shares resulted in 1,200,000 post Forward Split shares.  Simultaneously therewith, GreenHouse accepted subscriptions in an offering of its units comprised of 16,667 shares of common stock and warrants to purchase an additional 5,500 shares of common stock at an exercise price of $2.50 per share and expiring in three years (the ”Units”) offered pursuant to Regulation D of the Securities Act of 1933, as amended. GreenHouse sold an aggregate of 19 Units for a total of $475,000. See below for valuation of the warrants.

As part of the Amendment, GreenHouse increased its authorized capital to include 300,000,000 shares of common stock, $.001 par value per share, of which 25,738,831 shares were issued and outstanding on December 31, 2010, and 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares were issued and outstanding on December 31, 2010.

Upon completion of the Merger, the officers and directors of GreenHouse resigned and the current officers and directors of the Company were appointed officers and directors of GreenHouse. The Merger has been accounted for as a reverse acquisition with the Company as the accounting acquirer and GreenHouse as the accounting acquiree. GreenHouse is subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 9 -- Shareholders’ (deficit) equity (continued)

Private offering of equity securities

Subsequent to the Merger, the Company accepted additional subscriptions in an offering of its units comprised of 16,667 shares of common stock and warrants to purchase an additional 5,500 shares of common stock at an exercise price of $2.50 per share and expiring in three years (the “Units”) offered pursuant to Regulation D of the Securities Act of 1933, as amended. The Company sold 140.26 Units for a total of $3,506,610 aggregating to 159.26 Units for a total of $3,981,610 during the year ended December 31, 2010, and an additional 22.08 Units for a total of $552,000 during the year ended December 31, 2011. See below for valuation of warrants issued.

Conversion of convertible notes

In conjunction with the offering of the Units noted above, the holders of the convertible notes were given the opportunity to convert their notes into shares of common stock at a price of $1.275 per share, prior to the occurrence of the terms stated in the convertible notes. All of the holders of the convertible notes, which were recorded at $750,000 at December 31, 2009, elected to convert their notes, and accrued interest of $23,533, into approximately 606,693 shares of the Company’s common stock in January 2010. The conversion resulted in a beneficial conversion expense of $136,506.

During the year ended December 31, 2009, the Company issued two unsecured notes payable of $100,000 each to unaffiliated shareholders. On July 20, 2010, one of the Company's unaffiliated shareholders elected to discharge the note by entering into a Securities Purchase agreement with the Company for 78,432 shares of the Company's common stock and warrants to purchase an additional 25,883 shares of the Company's common stock at an exercise price of $2.50 per share and expiring in three years. The conversion resulted in a beneficial conversion expense of $17,647. See discussion of warrant valuation below. On October 1, 2010, the other unaffiliated shareholder elected to discharge their note by entering into a Securities Purchase agreement with the Company for 100,000 shares of the Company's common stock and warrants to purchase an additional 30,000 shares of the Company's common stock at an exercise price of $2.00 per share and expiring in three years. The conversion resulted in a beneficial conversion expense of $50,000. See discussion of warrant valuation below.

Conversions of notes and debentures payable

During the year ended December 31, 2011, the Company issued 2,207,361 shares of its common stock in conversion of certain notes payable totaling $662,208 at a price per share of $0.30 (see Note 8, “Notes payable”).  The conversion of the notes resulted in a gain on conversion of $516,676 and is included in the consolidated statement of operations for the year ended December 31, 2011.

During the year ended December 31, 2011, the Company issued 5,279,049 shares of its common stock in conversion of $600,000 of its debentures payable at an average price per share of $0.11 (see Note 8, “Notes payable”).  The conversion of the notes resulted in a beneficial conversion expense of $191,857 and is included in the consolidated statement of operations for the year ended December 31, 2011.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 9 -- Shareholders’ (deficit) equity (continued)

Stock and warrants issued for services

During the year ended December 31, 2011, several vendors of the Company elected to accept 1,506,441 shares of the Company’s common stock as payment on accounts payable. The common stock shares were valued at thefair value of the Company's common stock on the date of issuance of $0.30 per share, resulting in a net gain on the conversion of $332,515.

During the year ended December 31, 2011, the Company issued 2,589,500 shares of its common stock to various individuals and entities for services rendered and to be rendered. The common stock shares were valued at the estimated fair value of the services rendered at a weighted average of $0.14 per share, resulting in an expense of $367,680 which is included in selling, general and administrative expense in the consolidated statement of operations for the year ended December 31, 2011.

During the year ended December 31, 2010, the Company issued 130,500 shares of its common stock and 31,974 common stock warrants to various individuals and entities for services. The common stock shares were valued at the fair value on the date of issuance, at a weighted average of $1.30 per share, resulting in an expense of $169,261 which is included in selling, general and administrative expense in the consolidated statement of operations. The warrants were valued at a weighted-average of $1.87 per share for a total value of $59,814, and is reflected as stock issuance costs, see below for valuation of warrants.

2010 equity plan

In January 2010, the Company adopted the 2010 Equity Incentive Plan (the “2010 Plan”). Under the 2010 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, and restricted stock awards, which are restricted shares of common stock. The Company reserved a total of 2,000,000 shares of common stock for issuance under the 2010 Plan. Generally, the 2010 Plan provides for options with terms of 10 years.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 9 -- Shareholders’ (deficit) equity (continued)

2010 equity plan (continued)

The Company has granted stock options to employees and non-employee individuals and entities. The following summarizes option activity under the 2010 Plan for the years ended December 31, 2010 and 2011:

		Common Stock Options Outstanding
					Weighted
	Shares				average
	available for				exercise
	grant	Employee	Non-employee	Total	price

Shares issued at plan inception	2,000,000

Options granted	(1,380,000)	1,064,000	316,000	1,380,000	$2.27

Options exercised	-	-	-	-	-

Options cancelled or expired	231,000	(141,000)	(90,000)	(231,000)	2.02

Balance at December 31, 2010	851,000	923,000	226,000	1,149,000	2.32

Options granted	(45,000)	-	45,000	45,000	2.90

Options exercised	-	-	-	-	-

Options cancelled or expired	447,000	(342,000)	(105,000)	(447,000)	1.96

Balance at December 31, 2011	1,253,000	581,000	166,000	747,000	$2.57

The following table summarizes information with respect to stock options outstanding and exercisable by employees and non-employee directors under the 2010 Plan at December 31, 2011:

	Options outstanding				Options vested and exercisable
		Weighted
		average	Weighted			Weighted
		remaining	average	Aggregate		average	Aggregate
	Number	contractual	exercise	intrinsic	Number	exercise	intrinsic
Exercise price	outstanding	life (years)	price	value	vested	price	value
$1.50	271,000	8.03	$1.50		191,000	$1.50
$2.75	75,000	3.92	$2.75		75,000	$2.75
$3.17	35,000	3.69	$3.17		35,000	3.17
$4.15	200,000	3.52	$4.15		40,000	4.15
	581,000		$2.67	$ -	341,000	$2.26	$ -

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 9 -- Shareholders’ (deficit) equity (continued)

2010 equity plan (continued)

During the year ended December 31, 2011, the Company issued no options to employees and non-employee directors. As of December 31, 2011, there was unrecognized compensation costs of $407,336 related to stock options. The Company expects to recognize those costs over a weighted average period of 0.76 years as of December 31, 2011. Future option grants will increase the amount of compensation expense to be recorded in these periods.

During the year ended December 31, 2010, the Company issued 1,064,000 options to employees and non-employee directors with a weighted-average grant date fair value of $1.20. $52,495 has been recognized as employee stock based compensation for the year ended December 31, 2010.

The Company estimated the fair value of employee stock options using the Black-Scholes option pricing model. The fair value of employee stock options is being expensed upon vesting of the awards. The fair value of employee stock options was estimated using the following assumptions:

Expected term	3.5 - 6.0 years
Expected volatility	78 - 85%
Risk-free interest rate	0.5 - 2.6%
Dividend yield	0

The following table summarizes information with respect to stock options outstanding and exercisable by non-employee individuals and entities under the 2010 Plan at December 31, 2011:

	Options outstanding				Options vested and exercisable
		Weighted
		average	Weighted			Weighted
		remaining	average	Aggregate		average	Aggregate
	Number	contractual	exercise	intrinsic	Number	exercise	intrinsic
Exercise price	outstanding	life (years)	price	value	vested	price	value
$1.50	87,000	7.46	$1.50		52,000	$1.50
$2.50	19,000	8.02	$2.50		19,000	$2.50
$2.90	45,000	4.25	$2.90		10,000	$2.90
$4.00	15,000	1.56	$4.00		15,000	$4.00
	166,000		$2.22	$ -	96,000	$2.23	$ -

During the year ended December 31, 2011, the Company issued 45,000 options to non-employee individuals with a weighted-average grant date fair value of $1.88. Due to the variable accounting of stock-based compensation awards to non-employees described in Note 2 above, the Company recognized income of $23,391 and $0 as a recovery of non-employee stock based compensation for the years ended December 31, 2011 and 2010, respectively, on the unvested non-employee options outstanding as of December 31, 2011, and on the options that vested during the year ended December 31, 2011.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 9 -- Shareholders’ (deficit) equity (continued)

2010 equity plan (continued)

The Company estimated the fair value of non-employee stock options using the Black-Scholes option pricing model. The fair value of non-employee stock options is being expensed over the requisite service period of the awards. The fair value of non-employee stock options was estimated using the following assumptions:

Stock price	$0.07 - $2.90
Contractual term	5 years
Expected volatility	79 - 81%
Risk-free interest rate	1.0 - 2.0%
Dividend yield	0

During the year ended December 31, 2010, the Company issued 316,000 options to non-employee individuals and entities with a weighted-average grant date fair value of $0.56. $175,537 has been recognized as non-employee stock based compensation for the year ended December 31, 2010.

The Company estimated the fair value of non-employee stock options using the Black-Scholes option pricing model. The fair value of non-employee stock options is being expensed over the requisite service period of the awards. The fair value of non-employee stock options was estimated using the following assumptions:

Contractual term	3 - 10 years
Expected volatility	77 - 91%
Risk-free interest rate	1.0 - 3.0%
Dividend yield	0

Warrants

During the year ended December 31, 2011, the Company issued warrants to purchase 121,440 shares of the Company’s common stock in conjunction with sales of its Units.  These warrants have lives of three years and were valued at a weighted average of $1.47 per warrant, or $178,930 using the Black-Scholes option pricing model with the following assumptions:

Stock price	$2.11 - $2.94
Contractual term	3 years
Expected volatility	85 - 87%
Risk free interest rate	1.9 – 2.4%
Dividend yield	0

The volatility was based on comparable volatility of other companies since the Company had no significant historical volatility.  The risk free interest rate was based on the three year treasury rates, as applicable to the contract term. The dividend yield was assumed to be zero. The fair value of the warrants issued for the sale of the Company’s Units totaling $178,930 for the year ended December 31, 2011 was recorded to additional paid-in capital.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 9 -- Shareholders’ (deficit) equity (continued)

Warrants (continued)

On February 18, 2011, the Company issued debentures in the amount of $804,598 and warrants to purchase 321,839 shares of the Company’s common stock at an exercise price of $2.50.  The warrants have a life of five years and were valued at $1.71 per warrant, or $551,748, based upon a valuation utilizing Monte-Carlo simulation analysis. The stock price on the date of grant was $2.40. Volatility, which was determined to be 82%, was based on comparable volatility of other companies since the Company had no significant historical volatility.  The risk free interest rate was based on the twenty-year treasury rate and the probability of future financing was estimated at 100%.  The fair value of the warrants was recorded as a discount to the debentures and is amortized, using the straight-line method, as interest expense over the term of the debentures.  On November 1, 2011, $600,000 of the debentures were converted to 5,279,049 shares of the Company’s common stock and the remaining $594,254 were purchased by Isaac Blech.  Accordingly, on November 1, 2011, the remaining balance of the warrant discounts of $269,513 was charged to interest expense.

In connection with the November 1, 2011 conversion and purchase agreements, the Company agreed to re-price the warrants from their original $2.50 to $0.40 per share. These re-priced warrants were valued based upon a valuation utilizing Monte-Carlo simulation analysis.  The stock price on the date of re-pricing was $0.15.  Volatility, which was determined to be 80%, was based on comparable volatility of other companies since the Company had no significant historical volatility.  The risk free interest rate was based on the average rate of the three and five year treasury rates and the probability of future financing was estimated at 0%.  The effect of the re-pricing was a charge to expense of $24,700 and a credit to additional paid in capital for the year ended December 31, 2011.

During the year ended December 31, 2010, the Company issued warrants to purchase 1,164,019 shares of the Company’s common stock in conjunction with sales of Units, conversion of notes payable, and for services.  These warrants have lives ranging from three to five years and were valued at a weighted average of $1.98 per warrant, or $2,429,511, using the Black-Scholes pricing model with the following assumptions:

Stock price	$1.97 - $4.95
Contractual term	3 - 5 years
Expected volatility	79 - 88%
Risk free interest rate	0.50 – 1.77%
Dividend yield	0

The volatility was based on comparable volatility of other companies since the Company had no significant historical volatility.  The risk free interest rate was based on the three or five year treasury rates, as applicable to the contract term. The dividend yield was assumed to be zero.

The fair value of the warrants issued for the conversion of debt and sale of Units totaling $2,369,697, was recorded to additional paid-in capital.  The fair value of the warrants issued for stock issuance costs in connection with the sales of the Units totaled $59,814.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 9 -- Shareholders’ (deficit) equity (continued)

Warrants (continued)

On October 22, 2010, the Company issued debentures in the amount of $344,828 and warrants to purchase 137,931 shares of the Company’s common stock at an exercise price of $2.50.  The warrants have a life of five years and were valued at $1.07 per warrant, or $147,443, based upon a valuation utilizing Monte-Carlo simulation analysis. The stock price on the date of grant was $3.25. Volatility, which was determined to be 80%, was based on comparable volatility of other companies since the Company had no significant historical volatility.  The risk free interest rate was based on the twenty-year treasury rate and the probability of future financing was estimated at 100%.  The fair value of the warrants was recorded as a discount to the debentures and will be amortized, using the straight-line method, as interest expense over the term of the debentures.

Note 10 -- Commitments and contingencies

Dissolution agreement

On November 9, 2010, the Company’s subsidiary, Life Protection, entered into an agreement with the other members of its subsidiary, LPI-R.O.A.D.House, LLC, for the dissolution of the LLC.  Pursuant to the agreement, Life Protection was required to pay to the other members a lump-sum payment of $115,000 upon the completion of, and collection on, a specific contract in progress, and after all contract vendors have been paid. This required payment was made during the second quarter of 2011and is included in selling, general and administrative expense for the year ended December 31, 2011.  Additionally, Life Protection will be required to make payments of $50,000 each should two specific potential customer contracts be consummated.  As of the date of this report, these potential contracts have not been consummated, nor is there any assurance that such contracts will ever be consummated.

Operating leases

The Company subleases its headquarters facilities from a shareholder. For the period August 1, 2008 through May 31, 2009, the Company had a month to month lease. The Company has a non-cancelable operating lease beginning June 1, 2009 that expires on July 31, 2013 for $5,945 per month.

The Company’s subsidiary, Control Engineering, Inc., leases office space in Costa Mesa, California for $5,600 per month. The term of the lease is 5 years and expires May 31, 2016.

The Company’s subsidiary, Green House Soluciones, S.A de C.V., leases office space in Jalisco, Mexico for approximately $413 per month, with 10% annual increases on each November 15th. The term of the lease is for two years and expires November 14, 2012.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 10 -- Commitments and contingencies (continued)

Operating leases (continued)

At December 31, 2011, future minimum lease payments under these leases are as follows:

Year ending
December 31,

2012	$143,315
2013	109,537
2014	67,200
2015	67,200
2016	28,000

Total minimum lease payments	$415,253

Rent expense to the shareholder for the headquarters facility for the years ended December 31, 2011 and 2010 was $75,849 and $69,837, respectively. Total rent expense was $132,680 and $77,277 for the years ended December 31, 2011 and 2010, respectively.

General litigation

The Company is involved in certain claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial position, results of operations, or liquidity.

Note 11 -- Income taxes

The (benefit) provision for income taxes consisted of the following for the years ended December 31, 2011 and 2010:

	2011	2010
Current provision:
Federal	$-	$-
State	800	800
	800	800
Deferred expense:
Federal	(303,300)	-
State	(45,500)	-
	(348,800)	-

Total (benefit) provision for income taxes	$(348,000)	$800

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 11 -- Income taxes (continued)

Deferred taxes consisted of the following as of December 31, 2011 and 2010:

	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$3,166,000	$1,415,000
Adjustment for cash basis tax return	414,000	534,000
Other	491,000	121,000
Gross deferred tax assets	4,071,000	2,070,000

Deferred tax liabilities:
Intangible assets	(200,000)	(800,000)
Beneficial conversion feature	(123,000)	-
Gross deferred tax liabilities	(323,000)	(800,000)

Less valuation allowance	(3,748,000)	(2,070,000)

Net deferred tax liability	$-	$(800,000)

A reconciliation of the expected income tax at the federal statutory rate to the actual tax expense is as follows at December 31, 2011 and 2010:

	2011	2010
Expected income tax (benefit) expense at 35% statutory rate	$(3,210,000)	$(1,626,000)
State tax expense (benefit)	(527,000)	(267,000)
Change in valuation allowance	1,678,000	1,619,000
Non-deductible expenses	709,000	209,000
Foreign loss	73,000	-
Write off of intangibles	800,000	-
State income taxes	800	800
Other	128,200	65,000

Actual tax (benefit) expense	$(348,000)	$800

A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance of $3,748,000 and $2,070,000 for the years ended December 31, 2011 and 2010, respectively. The valuation allowance increased by $1,678,000 and $1,619,000 for the years ended December 31, 2010 and 2009, respectively.

At December 31, 2011, the Company has federal income tax net operating loss carryforwards of approximately $7,789,000 that begin to expire in 2029. At December 31, 2011, the Company has approximately $7,653,000 of California net operating loss carry forwards that begin to expire in 2028. During 2011, the State of California enacted legislation which limits the use of operating loss and tax credit carry forwards for 2010 and 2011.

Use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three year period.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 12 -- Segment information

The Company operates in two business segments: Energy Efficiency Solutions ("EES") and Sustainable Facility Solutions ("SFS"). The EES segment provides the following services: Energy Efficiency and Demand Response Solutions, Automation and Control Solutions, Facility Retrofitting and Renewable Energy and Cogeneration. The SFS segment develops, designs and constructs rapidly deployable, sustainable facilities primarily for use by the United States military and for disaster relief and security organizations in austere regions.

The performance of the business is evaluated at the segment level. Cash, debt and income taxes generally are managed centrally. Accordingly, we evaluate performance of our segments based on operating earnings inclusive of an appropriate allocation of corporate overhead expenses exclusive of financing activities and income taxes. Reporting segment assets are the owned or allocated assets used by each segment. Segment information is as follows:

	Year Ended December 31,
	2011	2010

Revenue
Energy Efficiency Solutions	$3,086,284	$6,083,460
Sustainable Facility Solutions	350,867	648,526
	$3,437,151	$6,731,986

Loss from operations
Energy Efficiency Solutions	$(4,358,859)	$(3,481,607)
Sustainable Facility Solutions	(661,583)	(568,432)
	$(5,020,442)	$(4,050,039)

Depreciation and amortization expense
Energy Efficiency Solutions	$67,045	$54,073
Sustainable Facility Solutions	427,528	121,538
	$494,573	$175,611

Capital Expenditures
Energy Efficiency Solutions	$1,219,348	$375,633
Sustainable Facility Solutions	-	3,746,438
	$1,219,348	$4,122,071

Total Assets
Energy Efficiency Solutions	$2,749,973	$3,141,606
Sustainable Facility Solutions	510	4,489,482
	$2,750,483	$7,631,088

Goodwill
Energy Efficiency Solutions	$996,535	$-
Sustainable Facility Solutions	-	2,244,367
	$996,535	$2,244,367

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 13 -- Unaudited Pro Forma Condensed Combined Statement of Operations

The following unaudited pro forma condensed combined statement of operations is presented to illustrate the estimated effects of the CEI Agreement. The unaudited pro forma condensed combined statement of operations was prepared using the unaudited historical condensed statement of operations of the Company and Control Engineering. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company's audited statement of operations for the year ended December 31, 2011.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 assumes that the CEI Agreement was consummated at the beginning of the period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 combines the unaudited condensed statement of operations of the Company for year ended December 31, 2011 with the unaudited condensed statement of operations of Control Engineering for the period January 1, 2011 to May 23, 2011.

The information presented in the unaudited pro forma condensed combined statement of operations does not purport to represent what the Company’s results of operations would have been had the CEI Agreement occurred as of the dates indicated, nor is it indicative of our future results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the CEI Agreement. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 13 -- Unaudited Pro Forma Condensed Combined Statement of Operations (continued)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECMBER 31, 2011 (UNAUDITED)

		GreenHouse
		Holdings, Inc.	Control
		and Subsidiaries	Engineering, Inc.	Pro Forma
		Historical	Historical	Adjustments	Ref	Combined
			(1)
	Revenues	$3,437,151	$454,134	$-		$3,891,285

	Cost of goods sold	2,255,465	283,220	-		2,538,685

	Gross profit	1,181,686	170,914	-		1,352,600

	Operating expenses	6,202,128	150,532	-		6,352,660

	(Loss) income from operations	(5,020,442)	20,382	-		(5,000,060)

	Other expense	(4,176,989)	(1,745)	-		(4,178,734)

	(Loss) income before income taxes	(9,197,431)	18,637	-		(9,178,794)

	Income tax expense (benefit)	(348,000)	-	-		(348,000)

	(Loss) income before noncontrolling interest	(8,849,431)	18,637	-		(8,830,794)

	Income attributable to noncontrolling interest	-	-	-		-
	Net (loss) income available for shareholders	$(8,849,431)	$18,637	$-		$(8,830,794)

	Net (loss) income per share;
	Basic and diluted	$(0.32)	$0.03	$-		$(0.33)

	Weighted average number of shares, basic and diluted:
	Basic and diluted	27,893,171	653,856	(323,335)	(2)	26,899,551

(1)	Represents unaudited results of operations of Control Engineering, Inc. from January 1, 2011 to May 23, 2011.
	Control Engineering's results of operations from May 24, 2011 to December 31, 2011 are consolidated with GreenHouse
	Holdings, Inc.

(2)	The adjustment to weighted average number of common shares outstanding reflects the change necessary to calculate
	shares outstanding as if Control Engineering was acquired on January 1, 2011.

GREENHOUSE HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Note 14 -- Subsequent events

Subsequent to December 31, 2011, the Company issued 8,308,273 shares of its common stock in conversion of certain notes payable totaling $2,481,662 at a price per share of $0.30 (see Note 8, “Notes payable”).

Subsequent to December 31, 2011, the Company issued 2,293,137 shares of its common stock as additional shares issued pursuant to the November 1, 2011 conversion agreement for $600,000 of its debentures payable at an average price per share of $0.08 (see Note 8, “Notes payable”).

Subsequent to December 31, 2011, several vendors of the Company elected to accept 1,388,406 shares of the Company’s common stock as payment on $416,523 of accounts payable at a price per share of $0.30.

Subsequent to December 31, 2011, the Company issued 429,000 shares of the Company's common stock to nine of the Company’s service providers as payment for the service agreements with the service providers.

Subsequent to December 31, 2011, the Company consummated its Agreement and Plan of Merger (“Merger Agreement”) with Premier Alliance Group, Inc. (“PAG”).   Accordingly, on March 5, 2012, the Company became a wholly-owned subsidiary of PAG.

Subsequent to December 31, 2011, the Company relocated its corporate headquarters in San Diego, California.  The Company has sub-leased its existing facility and entered into a new lease for a period of four years and two and one-half months ending on May 31, 2016 at a base rent of $3,250 per month for the first twelve months, $3,400 for the second twelve months, and $3,550 for the remainder of the lease.

The Company has evaluated subsequent events through the date the financial statements were issued. The Company has determined that there are no other events that warrant disclosure or recognition in the financial statements.